As filed with the Securities and Exchange Commission on  December 4, 1998
                         Registration No. 333 -


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC  20549

                                 FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                         THE SECURITIES ACT OF 1933

                           THE RYLAND GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Maryland                                     52-0849948
  (State or other juristiction of      (I.R.S. Employer Identification No.)
   incorporation or organization)

   11000 Broken Land Parkway
       Columbia, Maryland                               21044
(Address of principle executive offices)              (Zip Code)

                         THE RYLAND GROUP, INC.
              EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN
                         THE RYLAND GROUP, INC.
                    NON-EMPLOYEE DIRECTORS' STOCK UNIT PLAN
                              (Full title of plan)

           (Name address and telephone number of agent for service)
                            Timothy J. Geckle
                           The Ryland Group, Inc.
                          11000 Broken Land Parkway
                           Columbia, Maryland 21044
                                410-715-7000


                     CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------
                                     Proposed       Proposed
                        Amount       Maximum         Maximum         Amount
Title of Securities      to be       Offering       Aggregate     Registration
  to be Registered    Registered   Price Per Unit  Offering Price     Fee
------------------------------------------------------------------------------
Deferred Compensation
 Plan Obligations(1)  30,000,000      $1.00         $30,000,000       $8,340
------------------------------------------------------------------------------
Common Stock, $1.00
  par value (2)           50,000(3)  $26.84375(4)    $1,342,188          374
------------------------------------------------------------------------------
1. To be issued pursuant to the Executive and Director Deferred Compensation Plan. The Deferred Compensation Plan Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant's Executive and Director Deferred Compensation Plan.

2. To be issued pursuant to the Registrant's Executive and Director Deferred Compensation Plan or the Registrant's Non-Employee Directors' Stock Unit Plan, in any combination, but not to exceed in the aggregate 50,000 shares.

3. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

4. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of The Ryland Group, Inc. Common Stock reported on the New York Stock Exchange on November 30, 1998 (i.e., $26.84375)



                                    PART I

                INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to introductory Note to Part I of Form S-8.


                                   PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

       (a)   Annual Report on Form 10-K for the fiscal year ended December 31,
             1997;

       (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the document referred to in (a) above; and

       (c) Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

       All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

         A portion of the securities being registered represent obligations (the "Obligations") of the Registrant to pay to the participants in The Ryland Group, Inc. Executive and Director Deferred Compensation Plan (the "Plan"), upon their retirement or termination of service as a director or such other fixed date specified by the participant, salary or retainer fees the receipt of which the participants have elected to defer and any increases or decreases in value credited to or against such amounts. Amounts credited to a participant's account are credited with earnings based on a notional investment measurement, which may be shares in investment companies registered under the Investment Company Act of 1940, bank obligations, direct or guaranteed federal or state governmental obligations and shares of common stock, including shares of common stock of the Registrant, that are listed on the New York Stock Exchange or other national securities exchange or quoted on the Nasdaq National Market.
The Obligations are payable in cash or shares of common stock of the Registrant in a single sum distribution or in installments, at the election of the participant made in accordance with the Plan. There is no trading market for the Obligations.

      The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any

                                    1

manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

     The Obligations are not subject to redemption prior to the retirement, termination or death of the participant. The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors.

Item 5.   Interests of Named Experts and Counsel.

     The legal validity of the Obligations offered by this Prospectus has been passed upon by Timothy J. Geckle, Senior Vice President, Secretary and General Counsel of the Registrant. As of the date of this Prospectus, Mr. Geckle beneficially owned approximately 10,000 shares of the Registrant's common stock directly, and had the right to purchase up to 60,000 shares of the Registrant's common stock pursuant to outstanding stock options awarded under the 1992 Equity Incentive Plan.

Item 6.   Indemnification of Directors and Officers.

     As permitted by the Maryland General Corporation Law ("MGCL"), Article Eighth, Paragraph (8) of the Registrant's Amended and Restated Charter ("Registrant's Charter") provides for indemnification of directors and officers of the Registrant, as follows:

       (8)The Corporation shall indemnify its directors and officers, in all capacities in which such directors and officers serve the Corporation, to the fullest extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law. The Corporation shall indemnify other employees and agents, in all capacities in which such employees and agents serve the Corporation, to such extent as shall be authorized by the Board of Directors or the By-Laws and be permitted by law. The foregoing shall not limit in any manner the authority of the Corporation to indemnify directors, officers, employees or agents of the Corporation to the extent authorized by the Board of Directors or the stockholders and permitted by law.
          The Board of Directors may take such action as is necessary to carry out these provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing provisions or such further indemnification arrangements as may be permitted by law. No amendment or repeal of this Article EIGHTH, paragraph 8 of the Corporation's Charter shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     Also, the Registrant's By-Laws contain indemnification procedures that implement the indemnification provisions of the Registrant's Charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an

                                        2

improper personal benefit in money, property or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

    As permitted by the MGCL, Article NINTH of the Registrant's Charter provides for limitation of liability of directors and officers of the Registrant, as follows:

    NINTH: To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provisions with respect to any act or omission which occurs prior to such amendment or repeal.

    The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

    As permitted under Section 2-418(k) of the MGCL, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     A list of exhibits is set forth on the Exhibit Index which immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.   Undertakings.

    The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such

                                       3

            information in the Registration Statement.

            Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering
          thereof.                                       ---- ----

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
            ---- ----

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on the 4th day of December, 1998.

                                           THE RYLAND GROUP, INC.


                                         By: /s/ Timothy J. Geckle
                                           ----------------------
                                             Timothy J. Geckle
                                             As Attorney-in-Fact
                                             for R. Chad Dreier
                                             Chairman of the Board,
                                             President
                                             and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                       Date
---------                          -----                       ----
/s/ Timothy J. Geckle    As Attorney-in-Fact for         December 4, 1998
----------------------       R. Chad Dreier
Timothy J. Geckle         Chairman of the Board,
                          President and Chief
                           Executive Officer
                      (Principal Executive Officer)


/s/ Timothy J. Geckle    As Attorney-in-Fact for         December 4, 1998
---------------------      Michael D. Mangan
Timothy J. Geckle       Executive Vice President
                       and Chief Financial Officer
                      (Principal Financial Officer)


/s/ Timothy J. Geckle    As Attorney-in-Fact for         December 4, 1998
---------------------        Stephen B. Cook
Timothy J. Geckle           Vice President and
                           Corporate Controller
                      (Principal Accounting Officer)


A Majority of the Board of Directors:

R. Chad Dreier, James A. Flick, Jr., Robert J. Gaw, Leonard M. Harlan, L. C. Heist, William G. Kagler, Charlotte St. Martin, John O. Wilson

/s/Timothy J. Geckle        As Attorney-in-Fact          December 4, 1998
--------------------
Timothy J. Geckle


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EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION                                                 PAGE
------      -----------                                                 -----

4.1    Charter of The Ryland Group, Inc., as amended(incorporated by reference from Form 10-K for the year ended December 31,
       1989)


4.2    Rights Agreement dated as of October 18, 1996, between The
       Ryland Group, Inc., and ChaseMellon Shareholder Services,
       L.L.C. (incorporated by reference from Form 8-K filed
       October 24, 1996)


4.3 Executive and Director Deferred Compensation Plan, effective as of January 1, 1997 between The Ryland Group, Inc. and certain of its executive employees and Directors (incorporated by reference from Form 10-K for the year ended December 31, 1996)


4.4 Amendment and Restatement of the Executive and Director Deferred Compensation Plan, as of March 1, 1997 between
       The Ryland Group, Inc. and certain of its executive employees and Directors (incorporated by reference from Form 10-K for the year ended December 31, 1997)


4.5    Amendment No. 1 to the Executive and Director Deferred
       Compensation Plan effective January 1, 1998 (incorporated by reference from Form 10-K for the year ended December 31, 1997)


4.6    Non-Employee Directors' Stock Unit Plan between The Ryland
       Group, Inc. and the Board of Directors, effective January 1, 1998 (incorporated by reference from Form 10-K for the year ended December 31, 1997)

5.0    Opinion of Timothy J. Geckle, counsel for the Registrant,
       regarding the legal validity of the Obligations being
       registered for issuance under the Plan                             ii


23.1   Consent of Counsel (contained in Exhibit 5.0)                      ii

23.2   Consent of Independent Auditors                                   iii

24.0   Power of Attorney                                                  iv